Filed Pursuant to Rule 433

Registration Number 333-168333

$1,000,000,000
1.250% Notes Due May 12, 2014
International Business Machines Corporation
May 9, 2011
Pricing Term Sheet

Issuer	International Business Machines Corporation
Expected Issuer Ratings*	Aa3/A+/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Trade Date	May 9, 2011
Settlement Date	May 12, 2011
Size	$1,000,000,000
Maturity	May 12, 2014
Interest Payment Dates	November 12 and May 12
First Payment Date	November 12, 2011
Benchmark Treasury	1.250% due April 15, 2014
Benchmark Treasury Yield	0.912%
Spread to Benchmark Treasury	T + 37 bps
Yield to Maturity	1.282%
Coupon	1.250%
Make-Whole Call	T + 8 bps
Price to Public	99.906%
Underwriting Discount	0.150%
Price to Issuer	99.756%
Day Count	30/360
Minimum Denomination	$100,000 and multiples of $1,000
Bookrunners	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers	Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc. The Williams Capital Group, L.P.
CUSIP	459200 GW5
ISIN/Common Code	US459200GW51

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 877-858-5407, Deutsche Bank Securities Inc. toll free at 800-503-4611, J.P. Morgan Securities LLC collect at 212-834-4533, or Wells Fargo Securities, LLC toll free at 800-326-5897.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on May 9, 2011 relating to its Prospectus dated July 27, 2010.